Exhibit 10.68
September 19, 2008
Dave Marver
523 Columbus Avenue #C
Boston, Massachusetts 02118
Dear Dave,
I am pleased to extend an offer of employment to you for the position of EVP, Chief Operating Officer, reporting directly to John Hinson, President and Chief Executive Officer, on the terms described below.
Your anticipated start date will be October 31, 2008.
Your bi-weekly salary will be $12,500, which is equivalent to an annual amount of $325,000, and you will receive a monthly auto allowance of $750. You will also be eligible to participate in the Cardiac Science 2009 Executive Incentive Plan that provides you with the opportunity to earn up to an additional 40% of base salary annually. For the remainder of 2008 you will be eligible to receive a one time bonus of up to $32,500, based on mutually agreed objectives. All earnings are subject to payroll deductions and all required withholdings. This offer also includes relocation from Massachusetts to King or Snohomish County, Washington; relocation details will be included in a separate relocation agreement.
You will be eligible to participate in Cardiac Science Corporation’s standard benefit plans, which currently include medical, dental, vision, long-term disability and term life insurance; 401(k) plan; flexible spending plan, vacation of four weeks per year and holidays. Details about these benefit plans are available for your review. Cardiac Science may modify benefits from time to time, as it deems necessary.
Subject to approval by the Board of Directors, you will be granted non-qualified stock up to 100,000 options of Cardiac Science common stock with an exercise price equal to the value of Cardiac Science common stock on the date of grant as determined by the Board of Directors. This option will be granted pursuant to the Cardiac Science Corporation 2002 Stock Incentive Plan and will be subject to vesting over four years as follows: 1/4 vests after 12 months of service, 1/36 vests each month of service thereafter.
As a condition of your employment, you agree to sign Cardiac Science Corporation’s, Confidential Non-Disclosure Agreement, which prohibits unauthorized use or disclosure of Cardiac Science’ proprietary information. This letter, together with your Cardiac Science Corporation Non-Disclosure Agreement, Employment Agreement, Executive Incentive Plan document, Cardiac Science Corporation 2002 Stock Incentive Plan document, and Code of Conduct form the complete and exclusive statement of your employment agreement with Cardiac Science.i The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Further, by signing below and indicating your acceptance of this offer, you represent that you may legally work in the United States of America and agree to provide the necessary supporting documentation. As a Cardiac Science employee, you will be expected to abide by Cardiac Science rules and regulations as outlined in the Cardiac Science Corporation, United States Employee Handbook. Cardiac Science Corporation may change your position, duties and work location from time to time, as it deems necessary.
This letter confirms your representations to us that: (i) you are not a party to any employment agreement or other contract or arrangement that prohibits your full-time employment with Cardiac Science, (ii) you will not disclose any trade secrets or confidential information of any third party to Cardiac Science, and (iii) you do not know of any conflict that would restrict your employment with Cardiac Science.
Your employment with Cardiac Science is entered into voluntarily, and is an at-will employment relationship. As a result, you may terminate your employment with Cardiac Science at any time and for any reason simply by notifying Cardiac Science. Likewise, Cardiac Science may terminate your employment at any time and for any reason, with or without cause or advanced notice. This at-will employment relationship cannot be changed except in writing signed by the Chief Executive Officer of Cardiac Science.
Dave, I look forward to having you join the Cardiac Science team. If you wish to accept this employment offer under the terms described aboveii, please sign, date and confirm your start date below and return a copy to me within three business days. On your first day of employment, and no later than three business days after your start date, please be prepared to provide proof of your right to work in the United States, per federal law. This will entail showing us identification documents as listed in the Form I-9 from the US Department of Homeland Security.
This offer is contingent upon signing the attached Cardiac Science Employment Agreementiii and Relocation Agreement, a satisfactory check of your employment references, as well as successful completion of a comprehensive background check and drug test.
If you have any questions, please do not hesitate to call me.
We look forward to your favorable reply.
Sincerely,
/s/ JOHN HINSON
John Hinson
President and Chief Executive Officer

Accepted:		Date:
Dave Marver

Start Date:	October 31, 2008

[i]	Cardiac Science reserves the right to modify the referenced agreements or plan documents at any time and may require your review and signature on any updated agreements or documents.

ii	Cardiac Science intends that the compensation and benefits described in this letter will be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent the requirements of Section 409A apply, Cardiac Science intends that this letter will comply with all such requirements, provided, however, that no provision of this letter may be interpreted or construed to transfer any liability related to a failure to comply with the requirements of Section 409A from you to Cardiac Science.

iii	The Cardiac Science Employment Agreement is currently under review with legal counsel for Section 409A compliance. We anticipate we will meet the document compliance requirement of Section 409A in late November at which time you will be required to sign the revised Agreement.